Exhibit 10.2

Portland, Sydney, Singapore, Shenzhen, Shanghai, Ningbo, Beijing, Hanoi

 Product Development Proposal

(Confidential)

Project Name:	Structure Reverse Design for 1.0&3.0 Fill Station/Laundry unit/Ice unit/ Generator and Redesign enclosure for 1.0&3.0 Fill Station/Laundry unit/ Ice unit

Prepared for:	CleanCore Solutions, Inc.

E-BI RFQ:	305926

Prepared by:

Jack Zou - Vice President

Edward Wang - Business Development Director

Martin Lv -AGM of Solutions

Andy Tang- Design Department Manager

Wendy Wang - Director & Solution Manager

Ella Liu - Project Manager

Date:	August 20th, 2024

Introduction

CleanCore Solutions, Inc. wants to structure reverse design for 1.0&3.0 Fill Station/Laundry unit/Ice unit/ Generator and optimize re-design enclosure for 1.0&3.0 Fill Station, Laundry unit. E-BI will provide services in structure reverse design, optimize re-design, design for manufacturing (DFM), and design for cost (DFC). These services will further extend to manufacturability and cost analysis.

Project Scope

The project work process includes the following steps, which may be processed in parallel:

a.	Product Reverse Engineering and Redesign

●	Mechanical structure reverse engineering

●	Redesign for enclosure of fill station and laundry unit

●	BOM build and completion

●	Workable prototype(s)

15244 NW Greenbrier Parkway, Beaverton, OR 97006, USA Tel: (503) 644-2290 Fax: (503) 644-0962 info@e-bi.com www.e-bi.com	1

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b.	Manufacturability and Sourcing

●	Manufacturing process requirements study

●	Bill of material analysis and sourcing

●	Design for manufacturing (DFM)

●	Design for cost (DFC)

Development Phases

E-Bl’s progressive work process will be divided Into the following phases: Pre-Design, Phase 1, and Phase 2.

a.	Pre-Design: Status and Goal

During this phase, E-BI works with the client to set the objectives, product requirements, and specifications for the structure reverse design, re-design, engineering, and build program to pursue.

Phase 1 work will only begin after a design direction proposed post pre-design has been approved by the client.

b.	Phase 1: Product Structure Reverse Engineering and Design

This phase focuses on mechanical structure reverse engineering, design, BOM completion, and engineering.

Work includes the following:

a.	Mechanical structure reverse engineering

b.	Redesign for enclosure of fill station and laundry unit and Ice unit

c.	BOM build

d.	Design review

c.	Phase 2: Prototyping and Validation

This phase focuses on final prototype creation. The prototype(s) will be based on Phase 1 results, and will be made for validation and testing purposes (as noted per the below Project Operation Summary). Phase 2 also includes Bill of Material analysis, design for manufacturing (DFM) study, and design for cost (DFC) study.

The conclusion of Phase 2 results in an approved design and complete manufacturing specifications.

15244 NW Greenbrier Parkway, Beaverton, OR 97006, USA Tel: (503) 644-2290 Fax: (503) 644-0962 info@e-bi.com www.e-bi.com	2

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Design Specification and Delivery

The design is based on requirements provided by CleanCore Solutions, Inc., unless otherwise agreed upon. CleanCore Solutions, Inc. will also be responsible for acquiring and including the certification and compliance requirements for sales of their products in the respective countries of their choosing.

EBI task:

1.	Mechanical structure reverse engineering for 1.0 and 3.0 fill station/Laundry Unit/ Ice Unit/ Generator;

2.	Redesign the enclosure for 1.0 and 3.0 Fill station/Laundry Unit/Ice unit;

3.	Provide 3D drawing;

4.	Provide BOM;

5.	A newly redesigned drawings for the enclosure and the bracket as well as a mfg quotation.

Project Operation Summary

The operations involved in this project, along with their respective fees, are summarized below:

Category	Item Number	Item Description	Notes About This Item	Cost (USD)
1000: Design Fees	1001	Product Feasibility Study and Industrial Design	Feasibility study and research, industrial design concept, rendering, etc.	Included*
	1002	Product Design	Mechanical design, electronic design, BOM creation, engineering drawing creation, spec development, etc.	Included*
	1003	Packaging Design	Concept design, structural design, testing, retail package design, graphics, UPC code, instruction booklets, etc.	Bulk shipping packaging included; all other packaging TBD
2000: Non-Recurring Engineering Fees	2001	BOM Sourcing, BOM Evaluation, and Sub- Contractor Development	BOM material sourcing, cost analysis, subcontractor selection and management, etc.	Included*
	2002	DFM and DFC	Assessment and improvement of client design regarding manufacturability, efficiency, cost effectiveness, etc.	Included*
	2003	Tooling Design	Mold design, set up, heat flow analysis, gauge design, etc.	TBD
	2006	Failure Analysis	Root cause analysis of any possible failures.	TBD
3000: Prototype Options	3001	Basic Prototype	Low end prototype which displays the product’s size and logic structure. NOT used to validate manufacturability.	TBD
	3002	Manufacturability and Cost Analysis Prototype	Mid-level prototype created using related manufacturing processes to evaluate both product function an manufacturability.	TBD
	3003	High Quality/Marketing- Level Prototype	High quality prototype made prior to final tooling. Closely resembles the finished product, and is used to test product concept, manufacturability, and surface finish.	TBD
4000: Lab Testing Fees	4001	Material Testing	Ensure material composition and performance meet design requirements and material standards via metrology testing.	Included*
	4002	Dimensional Testing	Comprehensive tight tolerance specification testing using CMM and/or other equipment.	Included*
	4003	Functional Testing	Determines if product meets specified application requirements.	Included*
	4004	Environmental Elements Application Testing	Determines product’s performance when subjected to environmental elements it is expected to encounter during regular use. Includes moisture, UV, temperature changes within a specified range, vibration, salt water, EMI, etc.	TBD
	4005	Long Term Reliability Testing	Simulates both normal and extreme use (within warranty coverage) by an end user.	TBD
	4006	Safety Testing Support (UL, FCC, CE, RoHS, FDA, Etc.)	Ensures the component, manufacturing processes, etc. of products meet international or selling countries’ safety standards and requirements.	TBD

15244 NW Greenbrier Parkway, Beaverton, OR 97006, USA Tel: (503) 644-2290 Fax: (503) 644-0962 info@e-bi.com www.e-bi.com	3

Portland, Sydney, Singapore, Shenzhen, Shanghai, Ningbo, Beijing, Hanoi

The previous project operation summary covers reasonable, manufacturing job-related work based on established industry practices as agreed upon by E-BI and the client at the time of this quote. This summary is not comprehensive, nor does it include specific fee costs, as the exact cost breakdown is unpredictable at this time.

Any prototypes produced per Category 3000 are intended to verify product concepts only. Functional prototypes are NOT to be used for full product testing, or otherwise expected to perform per the requirements of finished goods.

Any tests implemented per Category 4000 will be performed at a level deemed appropriate with respect to the project requirements.

After ratifying this quote, further client-requested requirements (e.g. specific product R&D work, engineering, evaluation, additional testing, additional QA/QC requirements, additional certifications, etc.) may result in additional fees.

15244 NW Greenbrier Parkway, Beaverton, OR 97006, USA Tel: (503) 644-2290 Fax: (503) 644-0962 info@e-bi.com www.e-bi.com	4

Portland, Sydney, Singapore, Shenzhen, Shanghai, Ningbo, Beijing, Hanoi

Milestones and Deliverables

The project, including workable prototype(s), has been divided into the following measurable milestones and deliverables:

Work Week 1st - 4th: Structure Reverse Design for 1.0&3.0 Fill Station/Laundry unit/Ice unit/ Generator

Work Week 5th -10th: Redesign the enclosure for 1.0 and 3.0 Fill station/Laundry Unit/Ice Unit

Work Week 11th: Customer approval

Work Week 12th -15th: Making prototype and ship to customer

Project Cost Summary for Pre-Design, Phase 1, and Phase 2

The following summary of the design project cost is estimated in USO:

Project Cost Summary	Cost
Pre-Design Feasibility study, research, evaluation, etc.	USD20,500
Phase 1 Labor Mechanical structure reverse engineering (OTS parts and EE parts are not included), Enclosure re-design, BOM build, design review, etc.
Phase 2 Labor BOM cost analysis, OFM, OFC, etc.
Prototype Cost Quantity of prototypes depends on client requirements.	Will quote separately
Estimated Product Development Cost	USD20,500

Payment Terms for Pre-Design, Phase 1, and Phase 2

An initial installation of USD10,250 will be required to start Pre-Design engineering, research, and consultation.

The remaining USD10,250 will be required upon approval of the design.

Payment is due upon invoice.

Unit Production Cost

A preliminary BOM cost will be created during Phase 1. An actual quote for both mass production and production tooling will be generated after Phase 2.

15244 NW Greenbrier Parkway, Beaverton, OR 97006, USA Tel: (503) 644-2290 Fax: (503) 644-0962 info@e-bi.com www.e-bi.com	5

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Expiration

This Agreement is solely a proposal and does not become a binding and enforceable contract between the parties until signed below by CleanCore Solutions, Inc Without CleanCore Solutions, lnc.’s signature, this proposal is only valid for thirty (30) days from the date of E-Bl’s signature. After thirty (30) days, a new proposal must be generated to initiate the project and special consideration must be given to the scheduling and availability of E-Bl’s resources.

Acceptance

The signature of CleanCore Solutions, Inc. below acknowledges that CleanCore Solutions, Inc. understands and accepts the terms of the Agreement, including those contained in Exhibit A attached hereto, thereby forming a contract between the parties. This Agreement represents the final and total Agreement and replaces and supersedes all prior or contemporaneous agreements, representations, negotiations, proposals, or contracts, verbal or written between the parties. This Agreement can only be modified by an express written agreement that is signed by authorized representatives of E-BI and CleanCore Solutions, Inc. This Agreement shall commence on the date signed by CleanCore Solutions, Inc. and run for a period of one (1) year.

By signing this agreement CleanCore Solutions, Inc. also and specifically acknowledges the limitation on E-Bl’s potential total liability to CleanCore Solutions, Inc. as set forth in the paragraph entitled “Limitation of E-Bl’s Liability and Release” contained in the Exhibit A attached hereto, and acknowledges further that CleanCore Solutions, Inc. has the option of having E-BI raise Its limit of liability for an additional fee.

E-Business International Incorporated		CleanCore Solutions, Inc.

By:	/s/ Jack Zou	By:	/s/ Jason Gregorey

Printed Name:	Jack Zou	Printed Name:	Jason Gregorey

Title:	Vice President	Title:	SVP Operations

Date:	8/22/2024	Date:	8/21/2024

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Exhibit A.: Product Development Agreement

Assignment

This Agreement shall not be assigned in whole or in part without the written consent by an authorized representative of both parties.

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Oregon without regard to conflict of laws.

limitation of E-Bl’s Liability and Release

Client hereby agrees that E-Bl’s total liability to client for any and all damages, losses, expenses, injuries, demand, claims, suits or causes of action of any kind whether soundings in tort, contract or any other nature incurred in defending any such actions arising from E-Bl’s performance of the work called for by this agreement is limited to the fee due to E-BI for this project or 10,000usd, whichever is less. Client expressly released E-BI from any and all liability or liabilities to client that arise from E-Bl’s performance of this agreement to the extent such liability or liabilities exceed the fee due E-BI or 10,000usd whichever is less. If client desires and for an additional fee client can request that E-BI increase its limit of potential liability beyond the fee amount.

Termination, Postponement or Delay

This Agreement may be terminated, postponed or delayed upon fifteen (15) days written notice by E-BI. In the event of such termination, postponement or delay, Client shall pay E-BI for all project services rendered through the date of such termination, postponement or delay, including payment for time expended and out-of-pocket expenses incurred or committed to by E-B1.

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Effect of Termination

Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder.

Waiver

None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

Warranties

E-BI makes no warranties, express or implied, regarding the service or equipment covered by this agreement, and any warranties of merchantability or fitness for a particular purposes are expressly excluded.

Severability

Upon acceptance of this Agreement by Client, should any portion of this Agreement be found invalid, the balance of the provisions shall remain unaffected and shall be enforceable. Should any portion of the Agreement be found to conflict with tariffs or governmental rules and regulations, the tariffs or governmental rules and regulations will supersede.

15244 NW Greenbrier Parkway, Beaverton, OR 97006, USA Tel: (503) 644-2290 Fax: (503) 644-0962 info@e-bi.com www.e-bi.com	8